EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
11/09/09	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD’S OCTOBER GLOBAL COMPARABLE SALES INCREASE 3.3%

OAK BROOK, IL – McDonald’s Corporation announced today that global comparable sales rose 3.3% in October.  Performance by segment was as follows:

•	U.S. relatively flat at (0.1%)
•	Europe up 6.4%
•	Asia/Pacific, Middle East and Africa up 4.7%

"Our customers are at the heart of everything we do, and McDonald’s is delivering what they want," said Chief Executive Officer Jim Skinner.  "Our everyday, predictable value, outstanding menu and convenience continue to make us the preferred choice for a growing number of customers."
Against a strong prior year performance, U.S. comparable sales were relatively flat in October but continued to outpace the overall quick-service restaurant industry.  Customers’ ongoing appetite for the Dollar Menu, premium Angus burgers and McCafé espresso-based coffees supported the month’s results.
In Europe, comparable sales rose 6.4% for the month, driven by positive results in the U.K., France and Germany.  Throughout Europe, premium menu options, iconic core products and an expanding line of mid-tier offerings – all at a good value – contributed to October sales.
The 4.7% increase in Asia/Pacific, Middle East and Africa’s October comparable sales was fueled by Japan and Australia, partly offset by China.  Across the segment, core menu, value, convenience and breakfast drove the region’s performance.
Systemwide sales rose 10.3%, or 5.2% in constant currencies, for the month.

Percent Increase/ (Decrease)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended October 31,	2009	2008	Reported	Currency
McDonald's Corporation	3.3	8.2	10.3	5.2
Major Segments:
U.S.	(0.1)	5.3	1.0	1.0
Europe	6.4	9.8	15.5	8.6
APMEA*	4.7	11.5	20.9	8.1

Year-To-Date October 31,
McDonald's Corporation	4.2	7.0	0.9	6.1
Major Segments:
U.S.	3.1	3.9	4.0	4.0
Europe	5.5	8.9	(5.2)	7.7
APMEA*	4.0	8.9	7.0	7.8
                              * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation.  Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters.  Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees.  While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

•
The number of weekdays and weekend days can impact our reported comparable sales.  In October 2009, this calendar shift/trading day adjustment consisted of one less Wednesday and one more Saturday compared with October 2008.  The resulting adjustment varied by area of the world, ranging from approximately +1.0% to +1.7%.  In addition, the timing of holidays can also impact comparable sales.

Upcoming Communication
McDonald’s will webcast its November 12, 2009 investor meeting.  Please access www.investor.mcdonalds.com for more information on presentation times and links to the live webcast.  There will also be an archived webcast and podcast available for a limited time.

McDonald’s tentatively plans to release November Sales on December 8, 2009.

McDonald's is the leading global foodservice retailer with more than 32,000 local restaurants in more than 100 countries.  About 80% of McDonald's restaurants worldwide are owned and operated by franchisees.  Please visit our website at www.aboutmcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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